EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Baldor Electric Company for the registration of Debt Securities, Preferred Stock and Common Stock and to the incorporation by reference therein of our reports dated February 22, 2006, with respect to the consolidated financial statements of Baldor Electric Company and Affiliates, Baldor Electric Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Baldor Electric Company and Affiliates incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2005 and the related financial statement schedule of Baldor Electric Company and Affiliates included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

January 5, 2007